Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 10, 2024, Eliem Therapeutics, Inc. (“Eliem”) entered into an Agreement and Plan of Merger and Reorganization (the “Acquisition Agreement”) by and among Eliem, Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eliem (“Transitory Subsidiary”), Tenet Medicines, Inc., a Delaware corporation (“Tenet”), and, solely in his capacity as company equityholder representative, Stephen Thomas. The Acquisition Agreement provides for the acquisition of Tenet by Eliem through the merger of Transitory Subsidiary into Tenet, with Tenet surviving as a wholly owned subsidiary of Eliem (the “Acquisition”). Tenet is a privately held development stage biotechnology company focused on advancing TNT119, an anti-CD19 antibody designed for broad range of autoimmune disorders, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy.

At the effective time of the Acquisition, by virtue of the Acquisition and without any action on the part of the holders of common stock of Tenet, (i) all issued and outstanding shares of common stock of Tenet and (ii) all securities convertible into shares of common stock of Tenet will be converted into the right to receive, in the aggregate, a number of shares of Eliem common stock (rounded to the nearest whole share) equal to fifteen and two-fifths percent (15.4%) of the outstanding shares of Eliem common stock (the “Exchange Ratio”) as of immediately following the closing of the Acquisition (and for the avoidance of doubt, before giving effect to the issuance of any securities pursuant to the Private Placement (as defined below)), calculated on a fully-diluted basis using the treasury stock method (including, for clarity, calculated by disregarding any out-of-the-money outstanding stock options of Eliem).

Concurrently with the execution of the Acquisition Agreement, Eliem entered into a securities purchase agreement (the “Securities Purchase Agreement”) with several accredited institutional investors, pursuant to which Eliem agreed to issue and sell to such investors in a private placement an aggregate of 31,238,282 shares of Eliem’s common stock at a price of $3.84 per share (the “Private Placement”). Eliem expects to receive aggregate gross proceeds from the Private Placement of $120.0 million, before deducting estimated transaction costs of $0.3 million payable by Eliem.

In connection with the Acquisition, Tenet’s key service providers (four individuals) have negotiated post-closing compensation and consulting arrangements that are contingent on the closing of the Acquisition and subject to the approval of the Eliem board of directors. As part of these post-closing compensation and consulting arrangements, the key service providers will be entitled to receive total transaction bonuses of $0.6 million to be paid at the closing of the Acquisition with no future service requirement. Subject to and contingent upon the closing of the Acquisition and the approval of the Eliem board of directors, the key service providers will also be granted a total of 803,000 restricted stock units (“RSUs”), each of which will entitle the recipient to receive one share of Eliem common stock upon vesting. Of these RSUs, 401,500 are expected to vest quarterly over a one-year period, subject to service requirements in the post-closing period (“Service-Based RSUs”). The remaining 401,500 RSUs are expected to vest subject to the satisfaction of performance conditions, including the achievement of specific operational milestones before September 30, 2025 (“Performance-Based RSUs”).

On May 14, 2024, Eliem and Tenet entered into a Senior Secured Promissory Note (the “Note”) providing for Eliem to make short-term loans (the “Loan” or “Loans”) to Tenet up to an aggregate principal amount of $15.0 million. On or about the date of execution of the Note, Eliem made an initial Loan to Tenet of $5.0 million. Tenet requested the Loan in order to provide it with sufficient cash to fund its operations prior to the consummation of the Acquisition. Tenet’s ability to borrow the remaining $10.0 million under the Note is subject to certain conditions and restrictions on use.

The Loans will bear simple interest at a fixed rate per annum of 6%. All outstanding Loans, together with accrued interest, will become due and payable upon the earlier of (i) 12 months from the date of issuance the Note, (ii) the occurrence of specified corporate transactions, or (iii) Tenet’s receipt of at least $15.0 in gross proceeds from the closing of a bona fide equity and/or debt financing.

Under the Note, Tenet granted Eliem a continuing, first-priority perfected security interest in all of Tenet’s present and future assets, properties and rights, whether tangible or intangible, including, without limitation, the intellectual property of Tenet. The Note contains certain customary representations and warranties and certain customary events of default.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what Eliem’s condensed financial position or results of operations actually would have been had the Acquisition been consummated on or prior to March 31, 2024. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Eliem.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments made by Eliem management that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of Tenet into Eliem, does not purport to represent the actual results of operations that Eliem and Tenet would have achieved had the Acquisition closed during the periods presented and is not intended to project the future results of operations that the combined company (“Post-Closing Eliem”) may achieve after the Acquisition.

During preparation of the unaudited pro forma condensed combined financial information, Eliem management performed a preliminary analysis of Tenet’s accounting policies and is not aware of any material differences between Tenet’s accounting policies and Eliem’s accounting policies, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the closing of the Acquisition, management of Post-Closing Eliem will conduct a final review of Tenet’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Tenet’s results of operations or adjustment or reclassification of Tenet’s assets or liabilities to conform to Eliem’s accounting policies and classifications. As a result of this review, Post-Closing Eliem management may identify differences that, when conformed, could differ, perhaps materially, from these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Securities Act”), and combines the historical consolidated financial position and consolidated results of operations of Eliem and the financial position and results of operations of Tenet, adjusted to give effect to the following transactions:

•	Acquisition of Tenet by Eliem as further described herein;

•	Issuance of Eliem common stock pursuant to the Private Placement;

•	Loan from Eliem to Tenet provided under the Note;

•

Post-closing compensation and consulting arrangements entered into with key service providers of Tenet that provide for the payment of transaction bonuses and granting of RSUs upon closing of the Acquisition; and

•	The pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023, combines the historical statements of operations of

Eliem and Tenet, giving effect to the Acquisition, the Private Placement, and related transactions as if they had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet data assumes that the Acquisition, the Private Placement, and related transactions took place on March 31, 2024 and combines the historical balance sheets of Eliem and Tenet as of such date.

The following unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Eliem and Tenet and their respective management’s discussion and analysis of financial condition and results of operations incorporated by reference or included elsewhere in this proxy statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2024

(in thousands)

	Eliem Therapeutics, Inc. Historical	Tenet Medicines, Inc. Historical	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$105,031	$1,726	$(4,930)	A	$215,982
			$(5,000)	A
			119,705	C
			(550)	D
Prepaid expenses and other current assets	4,192	216	(952)	A	3,456

Total current assets	$109,223	$1,942	$108,273		$219,438
Operating lease right-of-use assets	111	—	—		111

Total assets	$109,334	$1,942	$108,273		$219,549

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$85	$613			$698
Accrued expenses and other current liabilities	2,640	390	(952)	A	2,078
Accrued expenses, related party	—	391	—		391
Operating lease liabilities	225	—	—		225
Simple agreements for future equity liability	—	10,066	(10,066)	B	—

Total current liabilities	$2,950	$11,460	$(11,018)		$3,392

Total liabilities	$2,950	$11,460	$(11,018)		$3,392

Stockholders’ equity (deficit):
Common stock	3	2	(2)	B	7
			1	A, B
			3	C
Additional paid-in capital	264,057	—	46,479	A, B	430,238
			119,702	C
Accumulated deficit	(157,676)	(9,520)	(55,862)	A	(214,088)
			9,520	B
			(550)	D

Total stockholders’ equity (deficit)	$106,384	$(9,518)	$119,291		$216,157

Total liabilities and stockholders’ equity (deficit)	$109,334	$1,942	$108,273		$219,549

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For Three Months Ended March 31, 2024

(In thousands, except share and per share data)

	Eliem Therapeutics, Inc. Historical	Tenet Medicines, Inc. Historical	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
In-process research and development	—	7,003	(7,003)	AA	—
Research and development	1,091	917	—		2,008
Research and development, related party	—	261	—		261
General and administrative	1,914	793	—		2,707
General and administrative, related party	—	146	—		146

Total operating expenses	$3,005	$9,120	$(7,003)		$5,122

Loss from operations	$(3,005)	$(9,120)	$7,003		$(5,122)
Other income (expense):
Foreign currency loss	(33)	(10)	—		(43)
Interest income, net	1,341	—	—		1,341
Change in fair value of simple agreements for future equity liability	—	166	(166)	BB	—

Total other income (expense)	$1,308	$156	$(166)		$1,298

Net loss	$(1,697)	$(8,964)	$6,837		$(3,824)

Net loss per share, basic and diluted	$(0.06)				$(0.06)

Weighted-average number of shares used to compute net loss per share, basic and diluted	27,638,528		37,133,876	CC	64,772,404

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(In thousands, except share and per share data)

	For the Year Ended December 31, 2023 Eliem Therapeutics, Inc. Historical	For the period November 8, 2023 to December 31, 2023 Tenet Medicines, Inc. Historical	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses
Acquired in-process research and development, related party	—	—	55,862	DD	55,862
Research and development	15,411	35	849	GG	16,295
Research and development, related party		46	—		46
General and administrative	24,864	215	550	FF	25,629
			2,548	GG	2,548
General and administrative, related party	—	28	—		28

Total operating expenses	$40,275	$324	$59,809		$100,408

Loss from operations	$(40,275)	$(324)	$(59,809)		$(100,408)
Other income (expense):
Foreign currency gain	536	—	—		536
Interest income, net	4,620	—	—		4,620
Change in fair value of simple agreements for future equity liability	—	(232)	232	EE	—

Total other income (expense)	$5,156	$(232)	$232		$5,156

Net loss	$(35,119)	$(556)	$(59,577)		$(95,252)

Net loss per share, basic and diluted	$(1.30)				$(1.49)

Weighted-average number of shares used to compute net loss per share, basic and diluted	26,987,122		36,883,901	HH	63,871,023

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared on the basis that the Acquisition is accounted for as an asset acquisition of Tenet by Eliem under accounting principles generally accepted in the United States. In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, Eliem first evaluated the initial screen test to determine if substantially all of the fair value of the gross assets acquired of Tenet is concentrated in a single asset or a group of similar assets. Eliem concluded that substantially all of the fair value of the gross assets being acquired of Tenet is concentrated in the TNT119 (“IPR&D”) asset. Accordingly, Eliem will account for the transaction as an asset acquisition. Under the asset acquisition method of accounting, consideration is allocated to the assets acquired and liabilities assumed on a relative fair value basis, no goodwill is recorded and all direct acquisition costs are included in the total consideration transferred. Any acquired IPR&D with no future alternative use will be expensed at the closing of the Acquisition.

The pro forma adjustments reflecting the consummation of the Acquisition, Private Placement, and related transactions are based on certain currently available information, assumptions and methodologies that Eliem believes are reasonable under the circumstances. The information, assumptions and methodologies used to determine the pro forma adjustments, which are described in these notes, may change as additional information becomes available and is evaluated by Eliem. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Eliem believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition, Private Placement, and related transactions based on information available to Eliem management as of the date of this proxy statement and that the pro forma adjustments give appropriate effect to those assumptions and methodologies and are properly applied in the unaudited pro forma condensed combined financial information.

2. Estimated Consideration and Preliminary Purchase Price Allocation

Estimated Consideration

The preliminary fair value of the total consideration is approximately $56.4 million and is comprised of the following components (in thousands):

Equity consideration	$46,480
Settlement of pre-existing loan related to the Note	5,000
Estimated direct transaction costs	4,930

Total consideration	$56,410

The preliminary fair value of the consideration transferred was calculated based on the following assumptions:

•

Equity consideration (the “Equity Consideration”): Issuance of 5,494,094 shares of Eliem common stock expected to be issued to the pre-Acquisition equityholders of Tenet, which is based on the Exchange Ratio and the number of shares of Eliem common stock outstanding on a fully-diluted basis calculated using the treasury stock method on May 10, 2024 which was 30,181,839 shares and (ii) the closing stock price of Eliem common stock on the Nasdaq Global Market on May 10, 2024, which was $8.46 per share.

•

Settlement of pre-existing loan: Represents $5.0 million of additional consideration for the settlement of the Loan that Eliem provided to Tenet in May 2024. The amount is based on the expected outstanding balance to be settled upon the closing of the Acquisition, and the loan receivable and corresponding payable are not reflected in the unaudited pro forma financial statements.

•	Estimated direct transaction costs: Represents the estimated transaction costs, primarily legal and advisory services, to be incurred by Eliem through the closing of the Acquisition.

The estimated fair value of the consideration to be transferred will fluctuate based on changes to the Eliem common stock price per share. The following tables provides a summary of the impact to changes in the price of Eliem common stock on the estimated shares to be issued to pre-Acquisition equityholders of Tenet (based on the Exchange Ratio), the estimated fair value of stock consideration, and the estimated fair value of total consideration:

Estimated Consideration (in thousands, except share and per share amounts)
Estimated Share Price	Estimated Shares(1)	Estimated Stock Consideration	Estimated Total Consideration(2)
$2.00	5,361,596	$10,723	$20,653
$4.00	5,401,119	$21,604	$31,534
$6.00	5,440,829	$32,645	$42,575
$8.46	5,494,094	$46,480	$56,410
$10.00	5,540,545	$55,405	$65,335
$12.00	5,583,519	$67,002	$76,932
$14.00	5,615,809	$78,621	$88,551

(1)

The number of estimated shares to be issued will fluctuate based on changes in the price of Eliem common stock as the Exchange Ratio is applied to Eliem common stock outstanding on a fully diluted basis calculated using the treasury stock method.

(2)

Total consideration is inclusive of the estimated stock consideration calculated in the table above, settlement of the loan for $5.0 million, and the estimated direct transaction costs of $4.9 million.

Preliminary Purchase Price Allocation

Fair value of the net assets acquired based upon the net assets as of March 31, 2024, are as follows (in thousands):

Net Assets acquired:

Assets acquired
In-process research and development	$55,862
Cash and cash equivalents	1,726
Prepaid expenses and other current assets	216

Total assets acquired	$57,804

Liabilities assumed
Accounts payable	613
Accrued expenses and other current liabilities	390
Accrued expenses, related party	391

Total liabilities assumed	$1,394

Net Assets Acquired	$56,410

The above allocation of the purchase price is preliminary, and the purchase price allocated to IPR&D will fluctuate until the closing date of the Acquisition. Any changes in the total consideration based on fluctuations in the number of shares of Eliem common stock outstanding or the trading price of Eliem common stock will be allocated to IPR&D based on the nature of the assets and liabilities acquired.

3. Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained in the Acquisition Agreement, the Securities Purchase Agreement, and other related agreements.

Pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of March 31, 2024:

(A)

Represents the estimated asset acquisition purchase consideration of $56.4 million that is comprised of (i) $4.9 million of estimated direct transaction costs to be incurred through the closing date of the Acquisition, (ii) $5.0 million related to the Loan provided to Tenet prior to the closing of the Acquisition pursuant to the Note that was effectively settled upon the closing of the Acquisition (the loan receivable and payable have not been reflected in the unaudited pro forma condensed combined financial statements) and (iii) $46.5 million of Equity Consideration. The consideration allocated to the IPR&D of $55.9 million was reflected in accumulated deficit. As of March 31, 2024, $1.0 million of the $4.9 million of estimated transaction costs were included in prepaid and other current assets and accrued expenses on Eliem’s interim condensed consolidated financial statements and were eliminated as part of this adjustment. The Equity Consideration was estimated using the closing price of Eliem common stock on the Nasdaq Global Market on May 10, 2024 of $8.46 and an estimate of 5,494,094 shares to be issued to the pre-Acquisition equityholders of Tenet at the closing of the Acquisition.

(B)

Represents the elimination of (i) Tenet’s historical equity balances that includes common stock and accumulated deficit and (ii) the cancellation and conversion of Tenet’s simple agreements for future equity (“SAFEs”) liability into the right to receive the applicable portion of 5,494,094 shares of Eliem common stock expected to be issued as Equity Consideration pursuant to the SAFE Cancellation Agreements.

(C)

Represents the net proceeds of $119.7 million from the closing of the Private Placement. At the closing of the Private Placement, 31,238,282 shares of Eliem common stock will be issued to investors for gross proceeds of $120.0 million and associated transaction costs of $0.3 million.

(D)

Represents the payment of $0.6 million of transaction bonuses expected to be paid to the four key service providers of Tenet that have negotiated post-closing compensation and consulting arrangements with Eliem. These transaction bonuses were negotiated in connection with the Acquisition for the benefit of Post-Closing Eliem and therefore were not deemed to be part of the consideration transferred and immediately expensed by Eliem.

Based on the above described adjustments, the pro forma combined additional paid-in capital balance is $430.2 million. This is inclusive of the historical Eliem balance of $264.1 million, the estimated share consideration issued of $46.5 million, and net proceeds from the Private Placement of $119.7 million.

Based on the above described adjustments, the pro forma combined accumulated deficit balance is $214.1 million. This is inclusive of the historical Eliem balance of $157.7 million, the IPR&D expense of $55.9 million, and the payment of transaction bonuses of $0.6 million.

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for three months ended March 31, 2024:

(AA)

Represents the reversal of the acquired Tenet IPR&D asset expense recognized as part of the Tenet asset acquisition of TNT119 from Acelyrin, Inc. that occurred during the first quarter of 2024. TNT119 is the same IPR&D asset that is being acquired by Eliem in the Acquisition.

(BB)	Reflects the elimination of the change in fair value of Tenet’s SAFE liabilities that will be cancelled immediately prior to the closing of the Acquisition.

(CC)

The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Eliem common stock in connection with the Acquisition and the Private Placement as of January 1, 2023, which includes (i) 5,494,094 shares expected to be issued to the pre-Acquisition equityholders of Tenet, (ii) 401,500 shares issuable upon the vesting of service based RSU awards that will be granted in connection with the closing of the Acquisition and (iii) 31,238,282 shares expected to be issued in the Private Placement. As Post-Closing Eliem is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same.

Pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023:

(DD)	Represents the immediate expensing of the acquired Tenet IPR&D asset in the Acquisition.

(EE)	Reflects the elimination of the change in fair value of Tenet’s SAFE liabilities that will be cancelled immediately prior to the closing of the Acquisition.

(FF)

Represents transaction bonuses of $0.6 million expected to be paid to the four key service providers of Tenet upon the closing of the Acquisition. These transaction bonuses were negotiated in connection with the Acquisition for the benefit of Post-Closing Eliem and therefore were not deemed to be part of the consideration transferred and immediately expensed by Eliem.

(GG)

Represents stock-based compensation expense related to Service-Based RSUs expected to be granted to key service providers of Tenet upon the closing of the Acquisition and to vest quarterly over the one-year period after the closing of the Acquisition. The 401,500 Service-Based RSUs expected to be granted at the closing of the Acquisition are assumed to be fully vested during the subsequent one-year post-combination period. No pro forma adjustment for the 401,500 Performance-Based RSUs that are expected to be granted to key service providers at the closing of the Acquisition has been included because it was concluded that the vesting conditions are not probable of being achieved.

(HH)

The weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Eliem common stock in connection with the Acquisition and the Private Placement as of January 1, 2023, which includes (i) 5,494,094 shares expected to be issued to the pre-Acquisition equityholders of Tenet, (ii) 151,525 shares issuable upon the vesting of the Service-Based RSUs that will be granted in connection with the closing of the Acquisition and (iii) 31,238,282 shares expected to be issued in the Private Placement. As Post-Closing Eliem is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same.

Given Eliem’s and Tenet’s history of net losses and full valuation allowances, Eliem management estimated an annual effective income tax rate of 0.0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed combined statements of operations resulted in no additional income tax adjustments.

4. Net Loss per Share

For the unaudited pro forma condensed combined statements of operations, the Acquisition, the Private Placement, and related transactions are being reflected as if such transactions had occurred as of January 1, 2023. The weighted average shares outstanding for the pro forma basic and diluted net loss per share assumes that the shares issuable relating to the Acquisition, the Private Placement, and related transactions have been outstanding for the entire year ended December 31, 2023.

The unaudited pro forma condensed combined financial information has been prepared for three months ended March 31, 2024 and for the year ended December 31, 2023 (in thousands, except share and per share amounts):

	Three Months Ended March 31, 2024	Year Ended December 31, 2023
Pro forma net loss	$(3,824)	$(95,252)
Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted	64,772,404	63,871,023

Pro forma net loss per share, basic and diluted	$(0.06)	$(1.49)

Weighted-average number of shares outstanding used to compute pro forma net loss per share, basic and diluted
Eliem historical weighted-average shares outstanding	27,638,528	26,987,122
Shares issued in connection with the Private Placement	31,238,282	31,238,282
Shares issued in connection with the Acquisition	5,494,094	5,494,094
Service-Based RSUs expected to be granted upon closing of the Acquisition(1)	401,500	151,525

Total weighted-average shares outstanding used to compute pro forma net loss, basic and diluted	64,772,404	63,871,023

(1)

401,500 Service-Based RSUs are expected to vest (quarterly) during the one-year post-closing period. These amounts represent the weighted-average shares outstanding based on the RSUs that are expected to vest during the respective periods.

The following outstanding shares of Eliem common stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the three months ended March 31, 2024:

Common stock options	4,261,527
Unvested restricted stock awards and units	188,396
Performance-Based RSUs expected to be granted upon closing of the Acquisition	401,500

Total	4,851,423

The following outstanding shares of Eliem common stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the year ended December 31, 2023:

Common stock options	4,586,476
Unvested restricted stock awards and units	149,975
Performance-Based RSUs expected to be granted upon closing of the Acquisition	401,500

Total	5,137,951